Exhibit 99.1 - Press release issued June 20, 2005

1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY RECEIVES ORDER TO FILE ALASKA RATE CASE IN 2008; CHANGE OF CONTROL PROCEEDING TERMINATED

PORT HURON, MI, JUNE 20, 2005 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced that it had received an order from the Regulatory Commission of Alaska (RCA) which, among other things, requires that its ENSTAR Natural Gas Company division and Alaska Pipeline Company (APC) subsidiary file a revenue requirement and cost of service study (including rate design data) with the RCA. The order requires that these rate case items be filed by June 6, 2008, based on a 2007 test year. In addition, ENSTAR and APC are required to file, by June 1, 2007, a depreciation study of utility plant as of December 31, 2006.
The RCA order also terminates a proceeding that had been initiated to investigate the financing provided to the Company by K-1 GHM, LLP (K-1). In March 2005, SEMCO ENERGY repurchased convertible preference stock and warrants issued to K-1 and asked the RCA to terminate its investigation of that financing, including whether K-1’s investment resulted in a change in control of the Company.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, "We are pleased that the RCA has terminated the K-1 financing docket, in response to the Company’s repurchasing of K-1’s investment.”
Schreiber continued: “It also appears the RCA struck a reasonable balance in addressing unrelated proposals raised in that financing docket, by choosing 2008 as the year for the next rate case for our Alaska operations. This will allow adequate time to implement the changes from the prior rate case. It also gives us the opportunity to improve the capital structure and take other steps to improve the Company’s overall financial health.”

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.